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                                                                  Exhibit (j)(3)

                          CONSENT OF ERNST & YOUNG LLP,
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the caption "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports dated February 11, 2005, with respect to the financial statements of the State Street Equity 500 Index Fund, the State Street Equity 500 Index Portfolio, the State Street Institutional Liquid Reserves Fund and the State Street Money Market Portfolio included in their Annual Reports dated December 31, 2004 that are incorporated by reference into this Post-Effective Amendment Number 16 to the Registration Statement (Form N-1A No. 333-30810) of State Street Institutional Investment Trust.




                                             /s/        ERNST & YOUNG LLP

Boston, Massachusetts
June 1, 2005